Exhibit 99.1

FOR IMMEDIATE RELEASE

Kaiser Aluminum Corporation Announces Quarterly Dividend Payment

FOOTHILL RANCH, Calif. – October 15, 2021 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its Board of Directors has declared a quarterly cash dividend of $0.72 per share. The dividend will be payable on November 15, 2021 to shareholders of record as of the close of business on October 25, 2021.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of its culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

###

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality and other conditions in the aerospace, defense, automotive, general engineering, aluminum packaging and other end markets the Company serves; (b) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength, flexibility, ability to pay or increase future dividends and any decision by the Company's board of directors in that regard; and (c) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2020 and Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:

Melinda C. Ellsworth

Kaiser Aluminum Corporation

(949) 614-1757